EXHIBIT 99.1

James A. Bell Appointed to CDW Board of Directors

VERNON HILLS, Ill., March 25, 2015 (GLOBE NEWSWIRE) -- CDW (Nasdaq:CDW), a leading provider of technology solutions to business, government, education and healthcare, announced that James A. Bell has been appointed to the company's Board of Directors.

Bell retired as executive vice president from The Boeing Co. (NYSE:BA) in 2012 after a long career at the aircraft manufacturing giant. He had served as executive vice president and chief financial officer (CFO) since 2003 and was appointed to the additional role of corporate president in 2008. He served as the company's interim chief executive officer for several months in 2005.

As CFO, Bell also oversaw two Boeing businesses, Boeing Capital Corp. and Boeing Shared Services. Prior to his CFO role, he held positions as senior vice president, finance and corporate controller; and vice president of contracts and pricing for Boeing Space and Communications.

Bell joined the company in 1972 at what was then Rockwell International, as a staff accountant, and rose through the ranks in a series of roles of increasing responsibility in auditing, program management and finance. He was director of business management for the Space Station Electric Power System at the Rocketdyne unit when Rockwell was acquired by Boeing in 1996.

Currently, Bell also serves on the board of directors for The Dow Chemical Company and JPMorgan Chase & Co.  In addition, he serves on the board of trustees for Rush University Medical Center.

"James' experience as a public company board member and corporate executive will enable him to quickly provide valuable insight and guidance, and we are very pleased to welcome him to the board," said Thomas E. Richards, chairman and chief executive officer, CDW. "His commitment to disciplined financial management, teamwork and developing the next generation of leaders tightly aligns with CDW's core values, and we look forward to the contributions James will make to CDW."

Bell holds a bachelor's degree in accounting from California State University.

About CDW

CDW is a leading provider of technology solutions to business, government, education and healthcare. A Fortune 500 company, CDW was founded in 1984 and employs approximately 7,200 coworkers. For the year ended December 31, 2014, the company generated net sales of more than $12.0 billion. For more information, visit www.CDW.com.

Media Contact:
Mary Viola
CDW
(847) 968-0743
mediarelations@cdw.com

Investor Inquiries:
Sari L. Macrie
CDW
(847) 968-0238
investorrelations@cdw.com

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